UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 31, 2007

Zone Mining Limited
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-52086	98-0446135
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

111 Presidential Blvd., Suite 165, Bala Cynwyd, PA, 19004
(Address of Principal Executive Offices) (Zip Code)

 (610) 771-0680
Registrant's telephone number, including area code

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On January 31, 2007, Zone Mining Limited (the “Company”, “we” or “us”) entered into a Purchase Agreement (the “Purchase Agreement”) with Jason W. Kincaid, the sole member of Reliant Partners, LLC, a California limited liability company (“Reliant”), to purchase all of the membership interests in Reliant. Upon closing of the Agreement, Reliant will be a wholly-owned subsidiary of the Company and serve as our sole operating subsidiary. Reliant is a San Diego, California based company engaged in the business of direct marketing and sales of federal consolidation loans.

In consideration for the purchase of all of the membership interests in Reliant, we will: (i) issue 1,000,000 shares of common stock of the Company (the “Shares”) to the Jason W. Kincaid Trust at the closing (the “Closing”) of the Purchase Agreement; and (ii) pay to Mr. Kincaid (a) $100,000 at the Closing; (b) a cash payment five days after the Closing equal to the revenue to be received by Reliant after the Closing with respect to completed loan applications generated by Reliant that were in process with Student Loan Xpress, Inc., at the time of Closing for which payment had not been received as of the Closing and which were not accounted for as accounts receivable as of the Closing; (c) a cash payment five days after the Closing equal to 60% of the revenue to be received by Reliant after the Closing with respect to completed loan applications generated by Reliant that were in process with Pacific Loan Processors, Inc., at the time of Closing for which payment had not been received as of the Closing and which were not accounted for as accounts receivable as of the Closing; (d) a cash payment equal to the value of Reliant’s accounts receivable as of the Closing, payable within five days after the final determination of such amount in accordance with the Purchase Agreement; and (e) $400,000 payable on or prior to the six month anniversary of the Closing.

The Purchase Agreement contains standard and customary confidentiality, non-solicitation, and non-competition provisions which, among other things, prohibit Mr. Kincaid from competing with us or Reliant and from soliciting any of our current or prospective customers, employees or consultants to reduce or terminate their relationship with us or Reliant for a period of three years following the closing of the Purchase Agreement. We have agreed to adopt a stock incentive plan and issue options thereunder to purchase an aggregate of 250,000 shares of our common stock at an exercise price of $1.00 per share to certain employees of Reliant within thirty days after the Closing. At Closing, Reliant will enter into an employment agreement with Mr. Kincaid to serve as an employee of Reliant for a term of one year at an annual base salary of $200,000, which may be renewed for any number of additional one year periods.

Closing of the Purchase Agreement is subject to the satisfaction or waiver of certain conditions, including Mr. Kincaid’s delivery of financial statements for each of Reliant’s last two fiscal years audited by an SEC-registered independent accountant and for each interim period after December 31, 2005, Mr. Kincaid’s delivery of written information regarding Reliant that we are required to file with the SEC on Form 8-K in connection with the Closing, there being at least $781,370 of cash in Reliant as of the Closing, delivery of all required third party consents and approvals, and other customary closing conditions. The Purchase Agreement is scheduled to close two business days after the satisfaction or waiver of all conditions to Closing. The Purchase Agreement may be terminated by us or Mr. Kincaid upon the occurrence or failure to occur of certain events, including failure to satisfy all conditions to Closing by April 13, 2007. In the event the Purchase Agreement is not consummated, Reliant has agreed to reimburse us for up to 50% of the fees and expenses incurred by us in connection with Purchase Agreement, which amount shall not exceed $50,000.

At the time we entered into the Purchase Agreement, Mr. Kincaid was the beneficial owner of 1,150,000 shares of our common stock.

Section 3 - Securities And Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

The information provided in Item 1.01 regarding the proposed issuance of common stock is hereby incorporated by reference.

The Shares will be issued to one accredited investor in a private placement transaction pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, without engaging in any advertising or general solicitation of any kind and without payment of underwriting discounts or commissions to any person.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.	The following exhibit is filed with this report:

Exhibit No.	Description of Exhibit

2.1	Purchase Agreement dated January 31, 2007 by and between Zone Mining Limited and Jason W. Kincaid

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zone Mining Limited

Date: February 5, 2007	By:	/s/ James G. Clark
James G. Clark Chief Executive Officer

3